As filed with the Securities and Exchange Commission on April 30, 2014

Registration Nos.    333-57912

333-68180

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-57912

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68180

UNDER THE SECURITIES ACT OF 1933

Constellation Brands, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	16-0716709
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

207 High Point Drive
Building 100
Victor, New York	14564
(Address of Principal Executive Offices)	(Zip Code)

CONSTELLATION BRANDS, INC. INCENTIVE STOCK OPTION PLAN

THE CONSTELLATION BRANDS UK SHARESAVE SCHEME

(Full title of the Plans)

Thomas J. Mullin, Esq.

Executive Vice President and General Counsel

Constellation Brands, Inc.

207 High Point Drive

Building 100

Victor, New York

(585) 678-7100

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Lloyd H. Spencer, Esq.

Nixon Peabody LLP

401 9th Street NW, Suite 900

Washington, D.C. 20004-2128

(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Constellation Brands, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

—	Registration Statement No. 333-57912, filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2001, initially registering 1,000,000 shares of Class A common stock, par value $0.01 per share of the Registrant reserved for issuance under the Constellation Brands, Inc. Incentive Stock Option Plan.

—	Registration Statement No. 333-68180, filed with the Commission on August 22, 2001, initially registering 1,000,000 shares of Class A common stock, par value $0.01 per share of the Registrant reserved for issuance under The Constellation Brands UK Sharesave Scheme.

The Registrant has terminated any offering of the Registrant’s securities pursuant to its Registration Statements described above. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Victor, State of New York, on the 30th day of April, 2014.

CONSTELLATION BRANDS, INC.

By:	/s/ Robert Sands
Robert Sands
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Richard Sands and Robert Sands and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert Sands
Robert Sands	President, CEO and Director (principal executive officer)	April 30, 2014

/s/ Robert Ryder
Robert Ryder	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	April 30, 2014

/s/ Richard Sands
Richard Sands	Director and Chairman of the Board	April 30, 2014

/s/ Jerry Fowden
Jerry Fowden	Director	April 30, 2014

/s/ Barry A. Fromberg
Barry A. Fromberg	Director	April 30, 2014

/s/ Robert L. Hanson
Robert L. Hanson	Director	April 30, 2014

/s/ Jeananne K. Hauswald
Jeananne K. Hauswald	Director	April 30, 2014

/s/ James A. Locke III
James A. Locke III	Director	April 30, 2014

/s/ Judy A. Schmeling
Judy A. Schmeling	Director	April 30, 2014

/s/ Paul L. Smith
Paul L. Smith	Director	April 30, 2014

/s/ Keith E. Wandell
Keith E. Wandell	Director	April 30, 2014

/s/ Mark Zupan
Mark Zupan	Director	April 30, 2014